MEDIA CONTACT: Keith Price

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ANALYST CONTACT: Barb Gould

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FOR IMMEDIATE RELEASE

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Goodyear Arranges New Financing in Europe

BRUSSELS, Belgium, December 14, 2004 – The Goodyear Tire & Rubber Company announced that its Goodyear Dunlop Tires Europe BV affiliate has arranged a new pan-European accounts receivable securitization facility.

The facility will initially provide 165 million Euro of funding, but has the ability to be expanded to 275 million Euro. The facility has a term of five years, but will be subject to customary annual renewal of back-up liquidity lines. The new facility, which is expected to be funded by year-end, will replace an existing 82.5 million Euro facility.

“This new facility provides cost-effective financing at a regional level and is consistent with the company’s overall financing strategy,” said Richard J. Kramer, Goodyear’s executive vice president and chief financial officer.

Goodyear Dunlop Tires Europe, a joint venture between Goodyear and Japan’s Sumitomo Rubber Industries, is Europe’s second largest tiremaker.

Goodyear is the world’s largest tire company. Headquartered in Akron, Ohio, the company manufactures tires, engineered rubber products and chemicals in more than 80 facilities in 28 countries. It has marketing operations in almost every country around the world. Goodyear employs about 85,000 people worldwide.

Certain information contained in this press release may constitute forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various factors, including, without limitation, the ongoing investigation by the SEC regarding Goodyear’s accounting restatement. Additional factors that may cause actual results to differ materially from those indicated by such forward-looking statements are discussed in the company’s filings with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2003 and Form 10-Q for the quarter ended September 30, 2004. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

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